DocuSign Envelope ID: 494FA281-D608-4076-9B91-8AFF2CFDE941

Astelios Limited 207 Regent Street, 3rd Floor, London, England, W1B 3HHTel: + 44 03334440324

CLIENT NAME:	Jesse Soslow	JOB TITLE:	Head of Legal	“We work with entrepreneurs in helping them scale-up globally”
COMPANY:	Blockstack PBC	TELEPHONE:
ADDRESS (For Invoice):	101 W. 23rd St. Ste 224 New York, New York 10011	DIRECT LINE:
MOBILE:
		EMAIL:	legal@blockstack.com
		Fax:	N/A
POINT OF CONTACT:	As above	Mobile:
TEL:	As above	EMAIL:	As above
Blockstack London
BOOKING DETAILS				investor Private
Investor Day in August
BOOKING DATE:	31/07/2019	FORUM CODE:	Blockstack	2019
ACCOUNT EXECUTIVE:	Muboriz Muborakshoev	NO. OF ATTENDEES FROM CLIENT:	3

PROPOSAL: The goal of this Contract is to help Client diversify the investor base for its offering of Stacks Tokens pursuant to its offering statement qualified under Regulation A promulgated under the Securities Act of 1933, as amended (the “Regulation A Offering”). Astelios Limited shall provide a minimum of 10-15 introductions with pre-qualified and relevant potential investors meeting certain diversity criteria as determined by Client, with the introductions to be delivered over a combination of Private Investor Lunch in London in August with pre-qualified investors over a Private Investor Day and conference calls (the “Services” and the Private Investor Lunch, Private Investor Day and conference call, the “Events”).  In addition to the fixed fee described below under “price,” a 5% bonus will be paid on any of the investments made within twelve months of the last Event by introduced investors in the Regulation A Offering.

Payment for the bonus fee to be made on the closing and funding of a Transaction/investment received by the Client or any of its affiliates.

PRICE (£): UK	£15,000.00	VAT	N/A	Total Due:	£15,000.00

BANK DETAILS

Payments must be made by cheque, payable to “Astelios Limited” or by direct wire transfer to Astelios Limited , details as noted here:				SORT CODE:
BANK:				SWIFT CODE:
ACCOUNT NAME:				ACCOUNT NUMBER:

This Contract is subject to the following terms and conditions and the parties agree to be bound thereby:

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1) PAYMENTS DUE:

£15,000 to be paid by 23 August 2019. Proof of payment is to be sent to Astelios by 19 August 2019. Payments can be made in BTC, ETH or fiat. The failure to remit full payment by this date shall constitute a cancellation of this Contract by Client, subject to the terms of paragraph 4 hereof. The payment of the 5% bonus fee referenced in the “Proposal” paragraph shall be made in a currency agreed between the parties and in accordance with wire instructions, or to a wallet address, as applicable, delivered to Blockstack no later than two business days before the date of such payment. Payments made in BTC or ETH shall be valued in British pounds sterling by mutual agreement using the data available at bitcoinaverage.com. Blockstack shall calculate the bonus fee based on actual funds received at the closing of the Regulation A Offering from a list of investors actually introduced to Client to be agreed upon in writing between Client and Astelios Limited.

2. VAT CHARGE:

Not Applicable.

3. DELIVERY OF INFORMATION/TICKETS:

Event information and scheduling will be dispensed to potential participants approximately two weeks prior to each Event. Client shall have the right to review and approve all parameters of each Event. The delivery of the investor introductions will be done in the format of private investor day and conference calls, dependent on the format of introduction preferred by the investor.

4. CLIENT CANCELLATION OF BOOKING:

Client may cancel this Contract immediately at any time prior to the first Event contemplated under this Contract. Notice of cancellation must be provided to Astelios Limited in writing. In the event that Client (a) does not timely pay its amount due or (b) does not deliver written notice of such cancellation to Astelios Limited prior to the date of the first Event to be organized by Astelios Limited, Client shall be deemed to be in breach of this Contract and, accordingly full contract price shall immediately be payable to Astelios Limited. Client may also cancel this Contract with written notice at any time upon Astelios LImited’s material breach of this Contract (including, without limitation, any breach of a representation or warranty made in this Contract) or noncompliance with applicable law (including without limitation U.S. federal or state securities laws), in which case all fees paid by the Client shall be returned by Astelios Limited.

From the date of signing the agreement to cancellation, for any time and any costs which Astelios Limited incurs and the time it allocates in the process of organizing the private investor day and investor introduction, Astelios Limited will be compensated by the Client for the time and costs incurred by Astelios Limited, up to an aggregate maximum of £7,500.00

5. ALTERATIONS TO ADVERTISED PACKAGE.

While every reasonable effort will be made to adhere to the advertised package as described in the information delivered pursuant to clause 3 above, Astelios Limited reserves the right to change or omit features or change Event dates as it deems necessary without penalty. Astelios Limited may change the site of an Event, if necessary, as long as it remains within central London.

6. INDEMNITY:

Each party agrees to the indemnity provisions set forth in Exhibit A.

7. CONFIDENTIALITY:

All information supplied by Astelios Limited in connection with this Contract and each Event, including the names of participants is confidential and for Client use only. The parties agree that such information may not be conveyed to any third party for any purpose, except when deemed by the Client to be required by law or regulation. A summary of this Contract may be publicly filed with the U.S. Securities and Exchange Commission (“SEC”) on Form 1-U and on any other form deemed necessary by the Company’s counsel and an unredacted copy of this Contract may be publicly filed with the SEC.

8. BINDING ON SUCCESSORS; NO ASSIGNMENT:

This Contract shall run to, be binding on and inure to the benefit of the parties, their successors, representatives and assigns. Notwithstanding the foregoing, Client may not assign, sublet or share possession of any of the services or facilities provided under this Contract to any third party, nor may Client distribute materials of any third party without the express written permission of one of Astelios Limited’s Directors, and Astelios Limited may not assign any portion of the Contract or the Services to any other person (including any affiliate of Astelios Limited) that is a “U.S. person” as defined in Rule 902 of Regulation S under the U.S. Securities Act of 1933 or has a place of business in the United States.

9. INTEGRATION:

This contract constitutes the sole and exclusive contract between the parties and supersedes any and all contemporaneous contracts and agreements, oral or written, pertaining to the transactions contemplated in this contract. The parties agree that no express or implied representations, warranties, or inducements have been made by any party to any other party except as set forth in this contract.

10. CANCELLATION OF EVENT:

In the event that Astelios Limited permanently cancels an Event for any reason other than Force Majeure, Astelios Limited shall refund all payments made by Client to Astelios Limited in full settlement of all claims in connection with this Contract. In the event that Astelios Limited postpones an Event or otherwise amends or alters the package due to circumstances beyond its control (“Force Majeure”) (including without limitation, any strike, lockout or other industrial action, unavailability of the facility due to, for example, an Act of God), Astelios Limited will not be held liable for any costs incurred by the Client or repayment of any monies to the Client. Client is advised to procure insurance coverage through its insurance broker to protect against any losses incurred due to circumstances beyond Astelios Limited International’s control, including “Force Majeure”.

11. LIABILITY:

11.1 Astelios Limited confirms that it will use its reasonable endeavors to ensure that investors invited to an Event have been pre-qualified by Astelios Limited as being, in its professional view, relevant and/or suitable for introduction to the Client, including without limitation because they meet the Client’s diversity criteria. While Astelios Limited endeavours to match up and introduce clients and investors, it does not warrant or represent that any such investor shall attend the Event (notwithstanding that such investor may have confirmed attendance) or that any business or other commercial relationship between clients and invited investors shall result.

11.2 If fewer than 10 introductions with pre-qualified investors are delivered, or the investors do not meet the Client’s diversity criteria, then Astelios Limited shall offer an alternative Event or meeting or meetings to remedy any such shortfall at no further cost to the Client. For the avoidance of doubt, save as provided for in this Contract or in the sole discretion of Astelios Limited, no refunds or rebates shall be payable to the Client.

11.3 Nothing in this Contract limits or excludes Astelios Limited ’ liability (i) for death or personal injury caused by its negligence or for fraud or fraudulent misrepresentation or (ii) for losses resulting from its fraud, gross negligence, wilful misconduct, breach of this Contract (including, without limitation, any breach of a representation or warranty made in this Contract), or non-compliance with applicable law, including without limitation the U.S. federal and state securities laws.

11.4 Subject to clause 11.3, and excluding the indemnification obligations described in clause 6, neither party shall be liable to the other party, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Contract for:

i.     loss of profits;

ii.    loss of sales or business;

iii.   loss of agreements or contracts;

iv.   loss of anticipated savings;

v.    loss of or damage to goodwill;

vi.   loss of use or corruption of software, data or information;

vii.  any indirect or consequential loss.

11.5 In making arrangements with third parties for transportation, hotel accommodation, restaurants or other services, Astelios Limited acts solely as Client’s agent and does so on the express condition that no liability of any kind howsoever caused shall attach to Astelios Limited in connection with or arising out of such arrangements, subject to clause 11.3.

11.6

a)   Other than with respect to any indemnification obligations under clause 6, Astelios Limited’s total liability to the Client, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Contract, shall each be limited to the equivalent of the total charges paid by the Client in relation to the Event, except in the event of breach of contract (including, without limitation, any breach of a representation or warranty made in this Contract), noncompliance with the law, fraud, gross negligence or wilful misconduct on the part of Astelios Limited.

b)   Other than with respect to any indemnification obligations under clause 6, the Client’s total liability to Astelios Limited, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Contract, shall each be limited to the equivalent of the total charges paid by the Client in relation to the Event, except in the event of fraud, gross negligence or wilful misconduct on the part of the Client.

12. DATA PROTECTION

To the extent Astelios Limited processes personal data in the context of performing this Contract, including any processing of personal data received from Client as well as any disclosure of personal data to Client, Astelios Limited will comply with applicable data protection laws, including the General Data Protection Regulation (EU) 2016/679, and will, in particular, provide appropriate notice and obtain all necessary authorizations and consents prior to disclosing any personal data to Client.

13. REPRESENTATIONS AND WARRANTIES

Each party makes the representations and warranties set forth in Exhibit B. If at any time during the term of this Contract a party can no longer make the representations in Exhibit B, the applicable party will notify the other party in writing immediately.

14. MISCELLANEOUS:

a)   Should Client fail to comply with the terms of this Contract or with Astelios Limited’s requests for information or other co-operation, Astelios Limited reserves the right to cancel Client’s booking at its discretion and to deduct any costs incurred.

b)   Should a portion of the Contract price be subject to UK or EU taxation, Astelios Limited reserves the right to add such charges to the final invoice.

c)    This Contract shall be governed by and construed in accordance with the laws of the State of New York.

d)   Astelios Limited reserves the right to exercise our statutory entitlement to employ an external agency to collect late payments under the “late payment legislation 2002” and the client will be liable for any additional charges.

e)    If any party to this Contract engages lawyers to enforce or interpret any provision of this Contract, the prevailing party in any such action or proceeding shall be entitled to recover reasonable legal fees in addition to any other relief to which it may be entitled. This provision applies to the entire Contract.

f)     This Contract shall be binding upon all the parties upon execution and delivery to the other party of this Contract. Delivery by facsimile transmittal shall constitute delivery hereof.

g)    Client agrees to abide by the rules, terms and conditions of the Event facility.

h)   This Contract will terminate as of either the date of the last payment of fees under clause 1 or cancellation under clause 4. In the event of termination, clauses 6, 7, 9, and 11-14 shall survive.

DocuSigned by:
SIGNED FOR THE CLIENT:	/s/ Muneeb Ali	NAME (PRINTED):	Muneeb Ali	DATE:	8/16/2019

DocuSigned by:
SIGNED FOR ASTELIOS LIMITED :	/s/ Muboriz Muborakshoev	NAME (PRINTED):	Muboriz Muborakshoev	DATE:	8/16/2019

Exhibit A

Indemnity

The Client agrees to indemnify and hold harmless Astelios Limited and each person, if any, who controls Astelios Limited within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”) and/or the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), against any losses, claims, damages or liabilities, joint or several, to which Astelios Limited or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, offering circular or white paper and other information to be used in the Offering provided by the Client (the “Offering Documents”) (ii) any breach by the Client of any of its representations, warranties or covenants contained herein or in any purchase or subscription agreements in connection with the Services, or (iii) the omission or alleged omission by the Client to state in the Offering Documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse Astelios Limited and each such controlling person for any legal or other expenses reasonably incurred by Astelios Limited or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, whether arising out of an action between Astelios Limited and a third party provided that such loss, claim, damage or liability is found ultimately to arise out of or be based upon any of the facts set forth in items (i) through (iii) above; provided, however, that the Client will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information regarding Astelios Limited which is furnished to the Client by Astelios Limited, (ii) any breach by Astelios Limited of the terms of this Contract or the representations, warranties or covenants contained in this Contract, (iii) noncompliance by Astelios Limited with applicable law, or (iv) any act or omission on the part of Astelios Limited or its representatives constituting fraud, gross negligence, willful misconduct, breach of this Contract, or non-compliance with applicable law (including without limitation the U.S. federal and state securities laws) (together, (i), (ii), (iii) and (iv) above are referred to as the “Non-indemnity Events”).

Astelios Limited agrees to indemnify and hold harmless the Client and each person, if any, who controls the Client within the meaning of the Securities Act and/or the Exchange Act against any losses, claims, damages or liabilities, whether joint or several, to which the Client or such controlling person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Non-Indemnity Event and will reimburse the Client and each such controlling person for any legal or other expenses reasonably incurred by the Client or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action provided that such loss, claim, damage or liability is found ultimately to arise out of or be based upon any Non-Indemnity Event.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party will relieve the indemnifying party from any liability under this Contract to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

Exhibit B

Representation and Warranties

The Client represents and warrants to Astelios Limited that:

1.         The Client is duly registered, and in good standing in each jurisdiction in which it conducts business, and has obtained all approvals / licenses required to conduct its business, including the payment of all taxes.

2.         Any documents, papers, publicity materials or other written descriptions of the Client’s business or offering (the “Offering Materials”) provided by the Client will not contain (a) any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading or any (b) exaggerated, unwarranted, promissory or unsubstantiated claims. The Client shall promptly notify Astelios Limited if it discovers any such misstatement or inconsistency, or the omission of a material fact, in such materials, and promptly supplement or amend the materials and correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in its presentation of the offering materials.

3.         The Client will protect and maintain all confidential information provided by Astelios Limited to the Client.

Astelios Limited represents and warrants to the Client that:

1.         Astelios Limited is duly registered and in good standing in each jurisdiction in which it conducts business, and has obtained all approvals / licenses required to conduct its business, including the payment of all taxes.

2.         Astelios Limited shall provide its Services, as set out in the “Proposal” paragraph of the Contract, in compliance with all applicable laws, including without limitation all securities laws, of all applicable jurisdictions.

3.         Astelios Limited is not a “U.S. person” as defined in Rule 902 of Regulation S under the U.S. Securities Act of 1933 (the “Securities Act”) and does not have a place of business in the United States. Astelios Limited is not registered with the U.S. Securities and Exchange Commission (“SEC”) as a broker-dealer and is not a member of the U.S. Financial Industry Regulatory Authority (“FINRA”), nor is Astelios Limited subject to the rules of FINRA. All of the Services, and all activities under this Contract related to the Services, will be conducted outside the United States at all times.

4.         Astelios Limited will not provide any Services with respect to U.S. persons, including without limitation by inviting or otherwise including any U.S. person to or in the Private Investor Lunch or Private Investor Day or providing any U.S. person with the Client’s Offering Materials.

5.         To the extent that Astelios Limited chooses to use, provide, distribute or include written materials as part of its provision of the Services, Astelios Limited will utilize only the Offering Materials provided by the Client or materials that have been approved in writing by the Client. Astelios Limited will not modify or alter the Offering Materials in any way without prior written approval by the Client.

6.         Astelios Limited will protect and maintain all confidential information provided by the Client to Astelios Limited.

7.         Astelios Limited acknowledges that it may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities offered by the Client in the Regulation A Offering, and that the Client may disclose this fact publicly, including in its public filings with the SEC.